The IRS remains strongly committed to providing taxpayers with meaningful options and tools, including free services, to assist them in appropriately satisfying their filing and reporting obligations- for example, the Free File Program and the Volunteer Income Tax Assistance Program. The IRS is identifying short- and long-term actions that can help enhance the Free File Program for the benefit of eligible taxpayers.
Following execution of this Addendum to the MOU, the IRS and Free File, Inc. (FFI) hereby agree to continue to work together in a collaborative, good faith manner to identify and explore additional methods of better assisting low-to-moderate-income taxpayers in pursuing meaningful opportunities to enhance taxpayer awareness and use of the Free File Program for the benefit of such taxpayers, and to continually improve and monitor the process for future potential enhancements to the program.
This Addendum addresses recommendations that will be implemented at the start of the 2020 filing season or as soon as possible. Improvements include initiating customer satisfaction surveys, requiring FFI members to offer non-qualifying taxpayers a link to the IRS.gov Free File Program landing page as early as possible in the return preparation process, and establishing clearly defined rules for online search practices .

ADDENDUM TO THE EIGHTH MEMORANDUM OF UNDERSTANDING ON SERVICE STANDARDS AND DISPUTES
Between the Internal Revenue Services and Free File, Inc.

Whereas, on October 31, 2018, Free File, Inc. ("FFI" ) and the IRS agreed and entered into the eighth memorandum of understanding ("MOU" ).

Now therefore, FFI and the IRS, hereby mutually agree to amend the MOU to include the following provisions (capitalized terms not defined in this Addendum will have the meaning set forth in the MOU):

I.
FFI Members are prohibited from engaging in any practice that would cause the Member’s Free File Landing Page to be excluded from an organic internet search. Each FFI Member shall standardize the naming of its Free File offer listed on the IRS Free File Website and the Member Free File Landing Page so taxpayers can link to the Member's Free File Landing Page from organic searches. Section 4.33 is hereby amended to add the following sentence at the end: "Each Member will use the following naming convention for its Free File offer listed on the IRS Free File website and displayed at the top of the Member's Free File Landing Page: 'IRS Free File program delivered by (Member company name or product name)."'

II.
The following sentence in Article 2 of the MOU is hereby stricken from the MOU: "In recognition of this commitment, the federal government has pledged to not enter the tax return software and e-file services marketplace.”

Ill.
FFI Members must implement procedures designed to ensure that all Free File returns e-filed with the IRS through the Free File program are set with the Free File indicator only when taxpayers meet the eligibility requirements of the Member's Free File offer. Returns that do not qualify for the Member's Free File offer must not be transmitted with the Free File indicator. FFI

Members must implement procedures designed to verify that returns marked with the indicator have absolutely no fees associated with federal return preparation and e-file. Each FFI Member shall use a unique Electronic Filing Identification Number (EFIN) for its Free File returns that is separate and different from other EFINs used for non-Free File returns. Members must utilize a separate EFIN exclusively dedicated to file Free File program returns as soon as practicable but no later than June 1, 2020. All returns that qualify for FFI Members' Free File offers and utilize their Software Programs, regardless of whether taxpayers reach the Members Free File Landing Pages directly or through IRS.gov, must be transmitted with the Free File indicator. A requirement shall be added to the Member's signed Self-Attestation document that each Member certifies they made reasonable best efforts to accurately place the Free File indicator on each Free File return
e-filed with the IRS. In order to obtain a more accurate count of federal returns filed through the Free File Program, a new print element that indicates Free File Program returns will be agreed upon between IRS and FFI and will be added to printed returns generated from the Free File Program as soon as practicable but in no event later than January 1, 2021.

IV.	FFI shall also provide to the IRS by November 30th of each calendar year the aggregate count of all accepted free federal returns from the Members' commercial (non -Free File) programs from the filing season that ended in that calendar year.

V.
FFI shall provide to the IRS a copy of their independent auditor ' s aggregate findings from the initial website review of the Member Landing Pages at least 2 days prior to Free File' s " go live" date, and the aggregate findings from the mid-year website review of the Member Free File Landing Pages by no later than March 30th of each year.

VI.
Pursuant to Section 4.19.2, all FFI Members shall include the non-qualifying message as the first option presented with a link to return taxpayers to IRS Free File Website at the earliest feasible point before the e-file signature page/completion of the tax return.

VII.
Beginning in February 2020, FFI Members shall use a statistically valid methodology to randomly select and uniformly survey taxpayers who successfully e-filed a tax return through the Free File program. This is the first step of an iterative process to survey taxpayers regarding their customer experience and satisfaction. Members shall survey taxpayers throughout the filing season and FFI shall provide an anonymized aggregate quarterly recap of the findings to the IRS. FFI shall also provide an annual summary report of the findings to the IRS by November 30, 2020, and every year thereafter. FFI will periodically review and assess survey results. Survey data may only be publicly released in anonymized and aggregated forms.

VIII.
Consistent with the obligations set forth in all prior Free File memorandums of understanding and the IRS Agreement, as amended: (A) nothing in this Addendum, the MOU, or the IRS Agreement limits or changes the right of Members to engage in any business activity outside of the IRS Free File Program, in the same manner as they could if they were not participating in the Free File program, including without limitation all marketing, advertising or promotion of commercial tax preparation software or services offered at no cost or for a fee outside of Free File Program offerings to any taxpayers; and (B) a Member's participation in the Free File Program does not impose on the Member any marketing or other obligation with regard to the IRS Free File Program, except as explicitly set forth in this Addendum and the MOU.

IX.	A new section will be added to Article 10 of the MOU to read as follows:

"10.4 Either party may terminate this MOU immediately if FFI suffers bankruptcy, becomes insolvent or ceases operation as a going concern. FFI shall notify IRS as soon as such potential impact to ability to perform is considered likely."

X.	FFI and its Members are not agents for the IRS and the IRS is not an agent for FFI or any Member.

XI.	The definition of "Services" in Section 1.13 of the MOU is amended by striking the existing language and substituting the following:

"1.13 "Services" shall mean free, online tax return preparation and filing of Federal individual income tax returns that are offered to taxpayers within the Coverage pursuant to the Free File Program."

XII.	The fourth "Whereas" clause in the 8th MOU shall be amended to reflect that FFI is organized as a 501(c)(4). The language stating that FFI is a "501( C) (3)" shall be struck.

/s/ KENNETH CORBIN            12/23/2019
Kenneth Corbin                Date:
Commissioner, Wage and Investment Division
Internal Revenue Service

/s/ TIMOTHY D. HUGO            12/26/2019
Timothy Hugo                Date:
Executive Director
Free File, Inc.